QuickLinks -- Click here to rapidly navigate through this document

FREQUENTLY ASKED QUESTIONS

Who is offering to purchase my shares?

        First National of Nebraska is offering to purchase shares of its common stock held by shareholders who hold, of record or beneficially, 99 or fewer shares as of June 4, 2002.

Am I eligible to participate in the tender offer?

        You may tender your shares only if your total ownership of our stock is 99 or fewer shares. Your total ownership consists of all shares that are registered in your name, including those held jointly with your spouse (record ownership) as well as shares that are registered in the names of others but which you have, or share, the right to vote or the right to sell (beneficial ownership). Typical examples of beneficial ownership include:

  •
  shares held in "street name" in a brokerage account maintained by you;
  •
  shares held in a trust for which you act as trustee or co-trustee;
  •
  shares held in an Individual Retirement Account; and
  •
  shares issued in the name of your minor children.

        Shares issued in the name of a spouse or other adult family members will generally not be considered as beneficially owned by you as long as you do not have the legal right (by contract or otherwise) to vote or sell these shares. Shares held in our employee benefit plans are not eligible to participate.

        If you have questions regarding your eligibility to participate in the tender offer, contact our dealer manager, Keefe Bruyette & Woods, Inc. ("KBW") at (877) 298-6520 (toll free). We reserve the right to make all determinations of who is eligible to participate in this tender offer.

What will I be paid for my First National shares?

        The tender offer price is $3,500 per share. This price represents a 35% premium over the weighted average price at which trades were reported on the OTC Bulletin Board and in private trades reported to the Company during the three-month period ended May 31, 2002. The full purchase price will be paid to you in cash. We will not pay any interest on the purchase price during the period between when your shares are tendered and the date you receive your payment.

Will I have to pay brokerage commissions if I tender my shares?

        No, unless you hold shares or tender shares through a broker or bank, in which case you should consult with the broker or bank to determine whether transaction costs are applicable.

When will I receive my money?

        Your check will be mailed promptly after the expiration of the offering period. Please allow sufficient time for the Postal Service to deliver your check.

Do I have to tender my shares?

        No, you may elect to continue to hold your shares and retain your rights as a shareholder, including the right to vote your shares and to receive dividends that are declared by our Board of Directors.

How do I tender my shares?

  •
  If you hold your shares in your own name, complete and sign a Letter of Transmittal (blue document in your package) and deliver it along with your stock certificates for all of your shares to the depositary for the tender offer:

  First National Bank of Omaha
  Trust Department
  1620 Dodge Street
  Omaha, Nebraska 68197
  Attention: Mr. Jon Doyle
  (402) 341-0500 (ext. 3465) or (800) 228-4411 (ext. 3465)

  Please send your documents so that they are received before 5:00 p.m. Central Daylight Time, on July 10, 2002.

  •
  If your shares are registered in the name of a broker, dealer, commercial bank, trust company or other nominee, you should contact them if you desire to tender your shares. You will need to provide them with instructions on the purple form in your package. In addition, you may contact our dealer manager, KBW, at (877) 298-6520 (toll free) for further information.
  •
  If you cannot deliver your share certificates or other required documents prior to the expiration date of the tender offer, you may tender your shares by delivering the Notice of Guaranteed Delivery (gray document in your package) followed by your certificates and other documents within three days.

        Make sure you include your Tax Identification Number (TIN) (i.e., Social Security Number for individuals and Federal Employer Identification Number for entities) in the Letter of Transmittal. If you fail to do this, your sale proceeds from the tender of your shares will be subject to a 30% withholding tax.

        More detailed instructions are found in the Offer to Purchase under "THE TENDER OFFER—Procedure for Tendering Shares."

How much time do I have to tender my shares?

        You may tender your shares until 5:00 p.m., Central Daylight Time, on July 10, 2002. Your tender documents must be received in good order by First National Bank of Omaha by that time. We may choose to extend the tender offer for any reason. If we do, we will issue a press release on the business day before the previously scheduled expiration date.

Can I tender less than all of my shares?

        No, you must either tender all of the shares you own of record and beneficially or not tender any of the shares you own.

What if I have lost my certificate?

        If you have lost any or all of your stock certificates and wish to participate in the tender offer, please contact Mr. Jon Doyle of the First National Bank of Omaha Trust Department at (402) 341-0500 (ext. 3465) or (800) 228-4411 (ext. 3465) and his office will assist you.

Can I withdraw shares after I have tendered them?

        You may withdraw your shares if you deliver a written notice of withdrawal to First National Bank of Omaha before the expiration of the offer.

Why is First National offering to purchase my shares?

        There are three primary reasons for the tender offer:

  •
  To give a majority of our shareholders an opportunity to sell their shares in an otherwise illiquid market at a price in excess of the current market without incurring the sales commissions and the other costs of sale;
  •
  To allow us to become a private company in order to relieve us of the administrative burdens of being an SEC-reporting company; and
  •
  To enhance our operating flexibility and allow management to focus primarily upon the long-range business needs of our customers.

What happens if First National of Nebraska becomes a private company?

        If we become a private company, we will no longer be subject to the periodic reporting and other requirements of the SEC and price quotations for our common stock will no longer be eligible for quotation on the OTC Bulletin Board.

What are the United States federal income tax consequences if I tender my shares?

        It is expected that United States shareholders who sell in the tender offer will be treated for federal income tax purposes as having sold their shares to us and will recognize capital gain or loss on the transaction. You should consult with your own tax advisor regarding how your participation in the tender offer will be treated for federal income tax purposes.

Have the terms of the tender offer been reviewed by an outside party?

        The Board retained KBW, a nationally recognized investment banking firm that specializes in debt and equity securities of banking companies, to serve as its independent financial advisor. KBW has reviewed the terms of the tender offer and has delivered an opinion that the price is fair from a financial point of view.

If I tender my shares can I still vote at the 2002 Annual Meeting?

        Yes. Ownership of your shares will not transfer to us until we accept your tender and pay for your shares. This will take place shortly after the expiration date of the tender offer. Since this is after the record date for the 2002 Annual Meeting, you will be entitled to attend and vote at the Annual Meeting to be held on June 26, 2002. You will also be entitled to receive all dividends paid on your tendered shares with a record date prior to the time we accept your tender and pay for your shares.

Who should I contact if I have questions?

        If you have any questions or need assistance, please contact Keefe, Bruyette & Woods, Inc. at (877) 298-6520 (toll free).

        You may also contact KBW to request additional copies of the Offer to Purchase, the Letter of Transmittal, the Notice of Guaranteed Delivery or other tender offer documents.

        WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR SHARES IN THE TENDER OFFER. WE HAVE NOT AUTHORIZED ANY PERSON TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THE TENDER OFFER OTHER THAN THOSE CONTAINED IN THE OFFER TO PURCHASE OR THE LETTER OF TRANSMITTAL. YOU SHOULD NOT RELY ON ANY RECOMMENDATION OR ANY INFORMATION OR REPRESENTATION GIVEN OR MADE BY ANY PERSON.

QuickLinks

FREQUENTLY ASKED QUESTIONS